Exhibit 10.6

LaSalle Investment Management, Inc.

200 East Randolph Drive

Chicago, Illinois 60601

December 23, 2004

U.S. Trust Company, N.A.

225 High Ridge Road

Stamford, Connecticut 06905

Re:      Excelsior LaSalle Property Fund, Inc.

Gentlemen:

Reference is made to that certain Investment Advisory Agreement (the “Advisory Agreement”), of even date herewith, by and among Excelsior LaSalle Property Fund, Inc., a Maryland corporation (the “Fund”), U.S. Trust Company, N.A., a California corporation and national bank (the “Manager”), and LaSalle Investment Management, Inc., a Maryland corporation (the “Advisor”). Unless otherwise defined in Section 6 below or elsewhere in this letter agreement (this “Letter Agreement”), capitalized terms used herein shall have the meanings set forth in the Advisory Agreement. In consideration of each party’s agreement to enter into the Advisory Agreement, the parties hereby agree as follows:

1. Exclusivity of the Advisor.

(a) Notwithstanding anything in the Advisory Agreement to the contrary, subject to Section 1(c), without the prior written consent of the Manager, neither the Advisor nor any of its Affiliates shall:

(i) form, cause to be formed, or serve in a general partner, manager, advisor or similar capacity with respect to, any Open-Ended Large Institutional Fund at any time prior to the second anniversary of the Initial Closing (provided, however, that the Advisor or its Affiliates may form, cause to be formed, or serve in a general partner, manager, advisor or similar capacity with respect to, any entity or investment vehicle created by the contribution of real estate assets to such entity or investment vehicle by individual separate accounts at any time after the date that is twelve (12) months from the Initial Closing); or

(ii) serve in a general partner, manager, advisor or similar capacity with respect to any Open-Ended Fund Vehicle with an investment program substantially similar to that set forth in the Investment Guidelines at any time prior to the date that is eighteen (18) months from the Initial Closing.

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(b) Notwithstanding anything in the Advisory Agreement to the contrary, without the prior written consent of the Manager, subject to Section 1(c), neither the Advisor nor any of its Affiliates shall form, cause to be formed, or serve in a general partner, manager, advisor or similar capacity with respect to, any Open-Ended High Net Worth Fund, Open-Ended Small Institutional Fund, Closed-Ended Small Institutional Fund or Closed-Ended High Net Worth Fund, in each case with a “core” investment strategy, at any time during the term of the Advisory Agreement.

(c) The covenants and agreements of the Advisor pursuant to this Section 1 shall terminate and no longer be effective upon the earliest to occur of the following events: (i) the failure of the Fund to satisfy the Size Condition; (ii) the consolidation or merger with, or sale of all or substantially all of the Manager’s assets or equity securities to, any entity by the Manager, except for any transaction where the persons or entities directly or indirectly controlling the Manager immediately before such transaction control the surviving entity following such transaction; (iii) the termination of the Advisory Agreement; or (iv) the tenth anniversary of the Initial Closing.

2. Exclusivity of the Manager. Notwithstanding anything in the Advisory Agreement to the contrary, without the prior written consent of the Advisor, neither the Manager nor any of its Affiliates shall form or cause to be formed, or serve in a general partner, manager or similar capacity with respect to, any Open-Ended High Net Worth Fund, Open-Ended Small Institutional Fund, Closed-Ended Small Institutional Fund or Closed-Ended High Net Worth Fund, in each case with a “core” investment strategy, at any time during the term of the Advisory Agreement. The covenant and agreement of the Manager pursuant to this Section 2 shall terminate and no longer be effective upon the earliest to occur of the following events: (a) (i) the Advisor consolidates or merges with any Specified Wealth Manager, except for any transaction where the persons or entities directly or indirectly controlling the Advisor immediately before such transaction control the surviving entity following such transaction, (ii) the Advisor sells all or substantially all of its assets to a Specified Wealth Manager or (iii) a Specified Wealth Manager acquires direct or indirect beneficial ownership of equity securities of the Advisor representing 50% or more of the voting power of all outstanding equity securities of the Advisor, provided that at the time of such transaction less than 50% of the outstanding Shares are held by Manager Clients; (b) the termination of the Advisory Agreement; (c) the termination of the Management Agreement; or (d) the tenth anniversary of the Initial Closing.

3. Termination of Advisory Agreement Not for Cause.

(a) In the event that the Advisory Agreement is terminated pursuant to Section 17 thereof at any time during the Initial Term, the Manager shall pay to the Advisor a termination fee, payable in three (3) installments, as follows: (i) on the first anniversary of the effective date of termination, an amount equal to eighty percent (80%) of the Asset Management Fees earned by the Advisor during the 12-month period ending on the effective date of termination; (ii) on the second anniversary of the effective date of termination, an amount equal to fifty percent (50%) of the Asset Management Fees earned by the Advisor during the 12-month period ending on the effective date of termination; and (iii) on the third anniversary of the effective date of termination, an amount equal to thirty percent (30%) of the Asset Management Fees earned by the Advisor during the 12-month period ending on the effective date of termination.

(b) In the event that the Advisory Agreement is terminated pursuant to Section 17 thereof at any time after the Initial Term, the Manager shall pay to the Advisor a termination fee, payable in two (2) installments, as follows: (i) on the first anniversary of the effective date of termination, an amount equal to fifty percent (50%) of the Asset Management Fees earned by the Advisor during the 12-month period ending on the effective date of termination; and (ii) on the second anniversary of the effective date of termination, an amount equal to twenty-five percent (25%) of the Asset Management Fees earned by the Advisor during the 12-month period ending on the effective date of termination.

4. LUSHI Commitment. The Advisor agrees that, except as specifically provided in Section 5 or 6 below or in Section 1(c) of the Advisory Agreement, at all times during the term of the Advisory Agreement, LUSHI, or its permitted successors or assigns, shall maintain an equity investment in the Fund of at least $10 million. The Advisor hereby represents and warrants that the investment in the Fund by LUSHI is permitted under its governing documents and applicable law, and LUSHI will complete a Subscription Agreement providing customary representations and warranties of an investor in a vehicle such as the Fund.

5. Withdrawal and Redemption Rights. The Fund agrees that:

(a) in the event of a termination of the Advisory Agreement for any reason, LUSHI (and/or its permitted successors and assigns) shall be entitled to withdraw its capital from the Fund, and any notice of such termination shall automatically serve as a request by LUSHI (and/or its permitted successors and assigns) for redemption at the Fund’s first redemption date succeeding such notice, which redemption request shall be satisfied in a manner consistent with the Fund’s redemption procedures generally (other than the sixty (60) day notice requirement); and

(b) at any time after the tenth anniversary of the Advisory Agreement, LUSHI (and/or its permitted successors and assigns) shall be entitled to withdraw its capital from the Fund, which withdrawal process shall be satisfied in a manner consistent with the Fund’s redemption procedures generally.

6. Transfer Rights. LUSHI (and/or its permitted successors and assigns) shall be entitled, at any time and from time to time, to transfer and assign any Shares to the Advisor or any of its Affiliates without the consent of the Fund or the Manager; provided that such transfer or assignment is made, upon written notice to the Manager, to an accredited investor and in accordance with the Securities Act, other applicable federal or state securities or other laws, and tax laws applicable to REITs. Additionally, prior to the effectiveness of any such transfer or assignment such transferee or assignee shall agree in writing to maintain the $10 million equity investment in the Fund set forth in Section 4 hereof subject to the redemption rights set forth in Section 5 hereof or Section 1(c) of the Advisory Agreement and to execute and deliver such other documentation as may be reasonably requested by the Manager to assure compliance with this Section 6.

7. Definitions. As used in this Letter Agreement, the following terms shall be defined as follows:

“Affiliate” means, with respect to a specified Person, (a) any person directly or indirectly controlling, controlled by or under common control with the specified Person, (b) a partnership or limited liability company in which the specified Person is a general partner or manager, (c) any officer, director, executive employee, manager or general partner of the specified Person, or (d) if the specified Person is an officer, director, manager, general partner or executive employee, any other entity for which the specified Person acts in any such capacity.

“Closed-Ended” means, with respect to any partnership, limited liability company or other entity or investment vehicle, that such entity or investment vehicle is not Open-Ended.

“Fund Vehicle” means a partnership, limited liability company or other entity or investment vehicle having all of the following characteristics: (a) such entity is formed after the Initial Closing; (b) such entity is formed to invest in multiple real estate or real estate-related investments primarily in the United States; (c) such entity has more than one limited partner, member or other investor (other than the general partner, manager or other controlling person of such entity and its Affiliates); (d) the limited partners, members or other investors in such entity generally are not entitled to participate in the investment decisions with respect to the investments to be acquired by such entity or the investments to be disposed of by such entity; and (e) no single limited partner, member or investor in such entity has the right to terminate or remove the general partner, manager or other controlling person of such entity or cause the termination or liquidation of one or more of the investments of such entity; provided, that any entity with respect to which all of its investments have been identified by the general partner, manager or other controlling person of such entity as of the date such entity first accepts subscriptions from investors shall not be a “Fund Vehicle” for purposes hereof.

“High Net Worth Fund” means a Fund Vehicle marketed primarily to High Net Worth Individuals.

“High Net Worth Individual” means a natural person residing in the U.S. that is an “accredited investor” within the meaning of Section 501(a) of Regulation D under the Securities Act.

“Large Institutional Fund” means a Fund Vehicle marketed primarily to Large Institutions.

“Large Institution” means a U.S. tax-exempt investor with at least $1 billion in assets.

“LUSHI” means LaSalle U.S. Holdings, Inc., a Delaware corporation.

“Manager Client” means any holder of Shares which is, or was at the time of such holder’s subscription for Shares, a client of the Manager or any of its Affiliates or a third party broker-dealer firm first identified, procured and approved by the Manager.

“Open-Ended” means, with respect to any partnership, limited liability company or other entity or investment vehicle, that such entity or investment vehicle (a) is engaged, or intends to engage, in a continuous offering of its shares or other equity interests on a periodic basis for at least the initial five (5) years of its existence and (b) permits holders of its shares or other equity interests to redeem such shares or interests or otherwise obtain liquidity with respect to such shares or interests on a periodic or scheduled basis.

“Person” means any individual, partnership, limited liability company, corporation, joint venture, trust, business trust, association or other entity.

“Size Condition” means that the aggregate amount of equity capital invested in the Fund by the holders of Shares (excluding, for this purpose, equity capital invested in the Fund by the Advisor and its Affiliates), and which remains invested in the Fund by such holders of such Shares, on each of the dates set forth below, equals or exceeds the following amounts:

Date	Amount of Invested Equity
First anniversary of the Initial Closing	$150 million
Second anniversary of the Initial Closing	$300 million
Third anniversary of the Initial Closing	$400 million
Fourth anniversary of the Initial Closing	$400 million
Fifth anniversary of the Initial Closing	$400 million
Sixth anniversary of the Initial Closing	$500 million
Seventh anniversary of the Initial Closing	$500 million
Eighth anniversary of the Initial Closing	$700 million
Ninth anniversary of the Initial Closing	$700 million
Tenth anniversary of the Initial Closing	$700 million

“Small Institutional Fund” means a Fund Vehicle marketed primarily to Small Institutions.

“Small Institution” means a U.S. tax-exempt investor with less than $1 billion in assets.

“Specified Wealth Manager” means (a) a company with greater than $20 billion of assets under management for clients that are High Net Worth Individuals or (b) any Affiliate of a company specified in clause (a).

8. Management Fees Attributable to LUSHI. Within five (5) Business Days following receipt of its quarterly management fee from the Fund, the Manager shall pay to the Advisor an amount equal to the amount of the Manager’s aggregate fees received from the Fund multiplied by a fraction, the numerator of which is equal to the total number of Shares owned by LUSHI as of the date that the management fee is calculated, and the denominator of which is equal to the total number of outstanding Shares of the Fund as of such date. The Advisor may rebate, offset or reduce its fees to LUSHI or to LUSHI’s direct or indirect shareholders to reflect the Advisor’s receipt of payments from the Manager pursuant to this Section 8 and fees from the Fund; provided, that (i) any such rebate, offset or reduction occurs no closer than thirty (30) days before or after any dividend distribution by the Fund, and (ii) any such rebate, offset or reduction is made among LUSHI’s direct or indirect shareholders in proportion to their respective interests in LUSHI.

9. Interpretation. In the event of any conflict or inconsistency between the provisions of this Letter Agreement, on the one hand, and the provisions of that certain Side Letter Agreement between the parties hereto dated as of June 16, 2004, on the other, the provisions of this Letter Agreement shall govern and control.

10. Counterparts. This Letter Agreement may be executed in separate counterparts, each of which shall be deemed an original, but the several counterparts shall together constitute one and the same agreement of the parties hereto.

[Signature page follows]

If you are in agreement with the foregoing, please sign in the space provided below.

Very truly yours,

LASALLE INVESTMENT MANAGEMENT, INC.

By:	/s/ Peter H. Schaff
Name:	Peter H. Schaff
Its:	Vice President

Accepted and Agreed this     day of December, 2004:

U.S. TRUST COMPANY, N.A.

By:	/s/ Douglas A. Lindgren
Name:	Douglas A. Lindgren
Its:	Managing Director

Agreed and acknowledged with respect to

the provisions of Section 5.

EXCELSIOR LASALLE PROPERTY FUND, INC.

By:	/s/ Douglas A. Lindgren
Name:	Douglas A. Lindgren
Its:	President